EXHIBIT 10.12

                             DISTRIBUTION AGREEMENT

         THIS AGREEMENT ("Agreement") is made this 17th day of September, 2001, by and between Safety Syringe Corporation, a Utah corporation and a wholly owned subsidiary of Specialized Health Products International, Inc., having an address at 585 West 500 South, Bountiful, Utah 84010 (hereinafter referred to as "SSC"), and Bard Access Systems, Inc., a Utah corporation having a place of business at 5425 West Amelia Earhart Drive, Salt Lake City, Utah 84116 (hereinafter referred to as "BAS").

                                    RECITALS

         WHEREAS, SSC desires to grant to BAS, and BAS desires to accept from SSC, the non-exclusive right to promote, market, distribute and sell the "Products" (as hereinafter defined) and all "Improvements" (as hereinafter defined) in the "Field" (as hereinafter defined) throughout the "Territory" (as hereinafter defined).
         NOW, THEREFORE, in consideration of the terms and conditions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the execution hereof, SSC and BAS hereby agree as follows:

I. DEFINITIONS. The following terms are defined for purposes of this Agreement.

         1.1. "Effective Date" shall mean the date and year first written above.

         1.2. "Affiliate" shall mean any person or corporation or other business entity controlled by, controlling, or under common control with a party to this Agreement.

         1.3. "Act" shall mean the United States Food, Drug and Cosmetic Act of 1938, as amended and all regulations promulgated pursuant thereto, and any state and local laws and regulations thereunder promulgated and all similar laws and regulations of any other country or relevant jurisdiction related to the development, manufacture, sale or distribution of Products or Improvements.

         1.4. "Products" shall mean single-pack safety port access infusion sets (commonly referred to as Huber needle infusion sets), incorporating the Licensed Technology, which are manufactured by SSC.

         1.5. "Improvements" shall mean any modification, enhancement, further development and/or improvement to the Products, made or acquired at any time during the term of this Agreement by SSC, or any Affiliate of SSC.

         1.6. "Specifications" shall mean the raw material, manufacturing, quality assurance, packaging and finished product specifications and protocols relating to the Products previously provided, or in the case of Improvements, as will be provided, by SSC to BAS, as the same may be modified and/or supplemented pursuant to the provisions hereof.

         1.7. "Field" shall mean hospitals and group purchasing organizations
(GPOs). The "Field" does not include alternate sites such as homecare services, nursing homes, oncology centers, infusion centers, same day surgery centers, physician offices and clinics, non-hospital pharmacies and pain clinics.

         1.8. "Territory" shall mean the world.

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         1.9. "Confidential Information" shall mean any information of a confidential and/or proprietary nature as to which BAS or an Affiliate of BAS or SSC or an Affiliate of SSC, as the disclosing party, prior to or during the term of this Agreement, develops or acquires any interest, including but not limited to, all discoveries, inventions, improvements, and ideas relating to any process, formula, machine, device, manufacture, composition of matter, plan or design, whether patentable or not, or relating to the conduct of business by the disclosing party (including the existence and subject matter of this Agreement) which, prior to or during the term of this Agreement, was or is disclosed to the other party, as the receiving party, exclusive of data or information: (i) which, at the time of disclosure hereunder, was in the public domain or which, subsequent to disclosure hereunder, becomes part of the public domain by any means other than the breach by the receiving party of its obligations hereunder, or (ii) which was known to the receiving party, at the time of disclosure hereunder, as evidenced by the receiving party's business records maintained in the ordinary course of business, or (iii) which is, at any time, disclosed to the receiving party by any person or entity not a party hereto whom the receiving party believes, after reasonable inquiry, has the right to disclose the same, or (iv) which is developed by an employee of the receiving party who is shown, by competent proof and by clear and convincing evidence, not to have been privy to information disclosed by the disclosing party, or (v) which is disclosed verbally, except where the disclosing party reduces the verbal disclosure to writing, marks the same as confidential and proprietary and furnishes the receiving party with the reduction to writing within thirty (30) days of the verbal disclosure.

         1.10. "Licensed Technology" shall mean any and all patents and patent applications listed in Exhibit A attached hereto, proprietary knowledge, formulas, specifications, techniques, processes, technical data and other know-how, whether now existing or hereafter developed, which are used in the design, development, manufacture, testing or use of the Products or Improvements. "Licensed Technology" shall also include, to the extent necessary for the manufacture of Products or Improvements, any know-how, trade secrets or other proprietary rights described in the Manufacturing Documentation.

         1.11. "Contract Year" shall mean the twelve-month period commencing on the date of the first Commercial Sale, and each successive twelve-month period thereafter.

         1.12. "Manufacturing Sub-Contract Triggering Event" shall have the meaning set forth in Section 9.3.

         1.13. "Manufacturing Documentation" shall mean any and all specifications, process descriptions and other technical data (including chemical formulations, design specifications, packaging specifications and manufacturing protocols) owned by, licensed to, or used by SSC and necessary for the manufacture or use of the Products or Improvements. Without limiting the generality of the foregoing, the Manufacturing Documentation shall include all data, techniques and methods necessary to utilize the Licensed Technology. The Manufacturing Documentation shall be updated regularly to be reasonably current, accurate in all material respects, and sufficient in detail and content to identify and explain the concepts and processes described therein and to allow its use by BAS or its designee to manufacture all Products or Improvements.

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         1.14. "Regulatory Approval" shall mean the notification to or concurrence, acknowledgment, or approval of any governmental or quasi-governmental agency or regulatory body, which notification, concurrence, acknowledgment or approval is necessary for or useful to the manufacturing, processing, marketing or sale of Products or Improvements anywhere in the world, and which is made in the name of SSC or has been given/granted on behalf of SSC. SSC will provide reasonable support to BAS in obtaining a CE mark.

         1.15. "Commercial Sale" - means, with respect to the Products, or any Improvement which BAS elects to distribute hereunder, the sale by BAS or any Affiliate of BAS (or their respective distributors) to any non-Affiliate.

II.  REPRESENTATIONS AND WARRANTIES

         2.1. SSC Representations and Warranties. SSC hereby represents and warrants to BAS:

                  (a) that SSC is the owner of, or has exclusive rights to, all Licensed Technology, and

                  (b) that it will promptly file for pre-market notification, as defined in section 510(k) of the Act, with respect to all Products and that it will manufacture the Products under such pre-market notifications, and

                  (c) that SSC is not, nor will it be, as a result of the execution and delivery of this Agreement, or the performance of its obligations under this Agreement, in breach of any license or other agreement relating to the Licensed Technology, and

                  (d) that to the best of its knowledge all patents, registered trademarks, know-how, service marks and copyrights, if any, included in the Licensed Technology are valid and subsisting. To the best of its knowledge, SSC does not infringe upon or unlawfully or wrongfully use any patent, trademark, trade name, service mark, copyright or trade secret owned or claimed by another, and

                  (e) that, on the Effective Date, SSC is not a party to any lawsuit, nor is there any outstanding or threatened claim against SSC alleging that use of the Licensed Technology infringes or otherwise misappropriates the proprietary rights of any third party, and

                  (f) that SSC is not currently a party to any agreement, oral or written, which would, in any manner, be inconsistent with the rights herein granted to BAS, and shall not enter into any such agreement or understanding, oral or written, during the term of this Agreement, nor, during the term of this Agreement, directly or indirectly, will engage in any activity which would, in any manner, be inconsistent with the rights herein granted to BAS,

                  (g) that SSC is a corporation organized, validly existing and in good standing under the laws of Utah, has all requisite corporate power and authority to own and operate its property and to carry on its business as now being conducted and is duly qualified and in good standing to do business in any of those jurisdictions where it is required to be qualified, and

                  (h) that the execution and delivery of this Agreement by SSC has been duly and validly authorized by all necessary corporate action on the part of SSC and that (assuming valid execution by BAS where

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         applicable and subject to federal bankruptcy law) this Agreement is a valid and binding obligation of SSC enforceable against it, and

                  (i) there are no Improvements in existence on the Effective Date, and

                  (j) all Products may be lawfully sold in the Territory under the appropriate Regulatory Approvals when received by SSC.

         2.2. BAS Representations and Warranties. BAS hereby represents and warrants to SSC:

                  (a) that BAS is a corporation organized, validly existing and in good standing under the laws of Utah, has all requisite corporate power and authority to own and operate its property and to carry on its business as now being conducted and is duly qualified and in good standing to do business in any of those jurisdictions where it is required to be qualified as a result of ownership of property or residence of any of its employees or agents, and

                  (b) that the execution and delivery of this Agreement by BAS has been duly and validly authorized by all necessary corporate action on the part of BAS and that (assuming valid execution by SSC and subject to federal bankruptcy law) this Agreement is a valid and binding obligation of BAS enforceable against it, and

                  (c) that BAS is not currently a party to any agreement or understanding, oral or written, which would, in any manner, be inconsistent with its obligations described herein and shall not enter into any such agreement or understanding, oral or written, during the term of this Agreement, nor, during the term of this Agreement, directly or indirectly, engage in any activity which would, in any manner, be inconsistent with its obligations described herein, and

                  (d) that it is registered with the Food and Drug Administration and authorized to sell the Products.

III. DISTRIBUTION OF PRODUCTS

         3.1. Appointment of BAS as Distributor. Subject to the terms and conditions hereof, SSC hereby appoints BAS, and BAS hereby agrees to act, as a non-exclusive distributor of Products and Improvements in the Field throughout the Territory, for the term of this Agreement.

         3.2. Early Payment. BAS hereby agrees to pay SSC sixty-seven thousand dollars ($67,000) within three business days following the execution of this Agreement. Such payment will be fully credited against amounts owning by BAS to SSC as payment for Products purchased under this Agreement. In the event SSC fails to receive 510(k) clearance for the Products prior to April 30, 2002, the payment of sixty-seven thousand dollars ($67,000) will be promptly reimbursed to BAS.

         3.3. BAS's Responsibilities. BAS will use reasonable efforts to promote sales and use of the Products and Improvements in the Territory. SSC hereby

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expressly acknowledges and agrees that the grant set forth in Section 3.1 shall be deemed to include a grant to BAS of the right to sell through any Affiliate of BAS and through distributors of BAS or any Affiliate of BAS.

         3.4. Device Complaints. BAS shall maintain a system of product complaint recording and reporting wherein it will record the details of product complaints it receives. BAS agrees to send copies of the complaint reports relating to substantial design, technical or quality issues to SSC. SSC shall be responsible for supporting BAS's investigation of such complaint reports. SSC shall, within thirty (30) days after SSC receives the initial complaint reports from BAS, forward the findings of any investigations to BAS.

         3.5. Recall. If BAS or SSC are required by any competent governmental authority to conduct a recall of any of the Products or either party determines in its reasonable business judgment a voluntary recall of any Product is required (and in the instance of a voluntary recall with the consent of the other party hereto, which neither SSC nor BAS will unreasonably withhold), then SSC shall bear all expenses related to said recall as it pertains to the Products.

IV.  TERMS OF PURCHASE AND SALE

         4.1. Purchase Orders. All sales and purchases of Products or Improvements shall be initiated pursuant to BAS's purchase order for the same placed with SSC. All such sales and purchases shall be governed by the terms and provisions of this Agreement and any such purchase order, provided that in the event there is a conflict between the terms of this Agreement and any of the terms of such purchase order, the terms of this Agreement shall prevail. Purchase orders shall be issued by BAS at the beginning of each calendar quarter and shall set forth the quantity of each item ordered and the required delivery dates. Each purchase order issued by BAS hereunder shall be accompanied by a non-binding forecast of BAS's anticipated orders during each of the succeeding three (3) quarters. All purchase orders issued by BAS hereunder shall be firm and non-cancelable, unless BAS has exercised its rights pursuant to Article IX of this Agreement.

         4.2. Selling Price. (a) SSC and BAS hereby agree that: (i) the selling prices by SSC to BAS for each unit of Product and any Improvement shall be for each unit Product or any such Improvement, as the case may be, in fully-finished, packaged and sterilized form in accordance with applicable Specifications, (ii) the initial selling prices by SSC to BAS of each unit of Product shall be as set forth on Exhibit B, which is attached hereto and incorporated herein, which selling prices shall be firm for purchase orders placed through the end of the second complete Contract Year, (iii) in the event BAS desires to market any Improvement, the initial selling prices by SSC to BAS for each unit of such Improvement shall be promptly negotiated by the parties in good faith and shall be firm for purchase orders placed thereon through the end of the period commencing on the date of the first Commercial Sale of such Improvement and ending on the second anniversary of such date. All payments shall be made in United States dollars. Notwithstanding the foregoing, on or about the date which is six months after the date of the first Commercial Sale, and thereafter on or about the completion of each succeeding six-month period, the parties shall jointly discuss any necessary revisions to the selling prices of the Products; it being understood that any adjustments to the selling prices

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shall only reflect actual changes in the the United States Consumer Price Index for Urban Consumers, Medical Care, (1982 - 1984 = 100), as published by the United States Department of Labor, Bureau of Labor Statistics, or any actual and documented increases in the cost of the raw materials used in the manufacture of the Products.

         (b) Notwithstanding any provision to the contrary contained in this Agreement, if SSC sells the Products to a third party other than BAS at a price which is lower than the price being paid by BAS for the Products, SSC shall supply the Products to BAS at such lower price and shall reimburse BAS for any excess paid beginning with the date such similar product is first sold to such third party.

         4.3. Delivery. (a) Notwithstanding any provision to the contrary contained in this Agreement, BAS shall have no obligations under this Agreement, including without limitation to purchase any Products, until such time as SSC has sold 1000 units of Products to third-party end users and 2 months transpire during which at least 200 units of Products have been used on patients. The Product units utilized during this time must have no FDA reportable customer complaints associated with their use and there shall occur no "needlesticks" (as defined by MDR Guidance Documents and Exemption -No.3- Needlesticks and Blood Exposure-E1996003) due to device failure. BAS will review any complaints for vendor approval.

         (b) SSC shall use commercially reasonable efforts to manufacture and deliver Products to BAS, but in no event will SSC be obligated to deliver more than 30% over the forecasted volumes for a quarter, as such forecast is determined in accordance with Section 4.1. BAS shall provide up to six (6) months notice for increases to the forecast if the increase in volume is more than 30% of the amount forecasted.

         4.4. Payment and Shipment. Shipment shall be in accordance with BAS's instructions. SSC shall invoice BAS for Products and Improvements at the time of shipment. All payments shall be due net thirty (30) days after shipment. All shipments shall be F.O.B. Salt Lake City, Utah. SSC will provide freight prepaid by common carrier in the contiguous 48 states. All other locations and means of delivery will be specified at the time of purchase order and all associated shipping costs will be paid by BAS.

         4.5 Minimum Purchase Requirements. (a) Subject to the provisions of
Article IX, during each Contract Year during the term of this Agreement (or, in the case of the first Contract Year, including the period beginning from the Effective Date through the date of the first Commercial Sale), BAS agrees to place purchase orders with SSC for a quantity of Products and/or Improvements not less than the quantity applicable to such Contract Year, as set forth in Exhibit B, which is attached hereto and incorporated herein (hereinafter referred to as the "Minimum Purchase Requirements"). Subject to the provisions of Article IX, in the event BAS, during any Contract Year during the term of this Agreement, fails to place purchase orders with SSC for a quantity of Products and/or Improvements at least as great as the quantity applicable to such Contract Year as set forth in the Minimum Purchase Requirements, if SSC is not in breach of its obligations hereunder at the time of such failure, BAS shall, at its option, either (i) purchase from SSC the number of units of Products equaling the difference between the Minimum Purchase Requirements for such Contract Year less the number of units of Products actually purchased by BAS from SSC (the "Shortfall"), or (ii) pay to SSC an amount equal to the Shortfall for such Contract Year multiplied by 80%-. In the event BAS satisfies the obligations set forth in either (i) or (ii) above, then this Agreement will continue on its terms. In the event that BAS does not elect option (i) or (ii) above within 60 days following the completion of any Contract Year in which it

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has not purchased the Minimum Purchase Requirements, SSC as its sole and exclusive remedy, shall have the right to terminate this Agreement and demand payment of an amount obtained by multiplying a) the aggregate number of units comprising the Minimum Purchase Requirements for the remaining months in the Initial Term or any renewal term, as applicable, by b) the number which is eighty percent (80%) of the per unit sales price of Products to BAS then in effect.

         4.6 Competitive Products. The parties agree that nothing in this Agreement shall restrict SSC's right to manufacture, market and sell and/or license, or BAS's right to distribute, products or technologies competitive with the Products.

V.   MANUFACTURE OF PRODUCTS

         5.1. SSC hereby represents and warrants to BAS:

                  (a) that each of the Products and Improvements sold to BAS hereunder shall be manufactured in accordance with the requirements of the Quality Systems Regulations set forth in 21CFR, Parts 808, 812 and 820; and

                  (b) that each of the Products and Improvements sold to BAS hereunder shall be new, free from defects in material and workmanship, and shall comply in all respects with the applicable Specifications therefor; and

                  (c) that each of the Products and Improvements sold to BAS hereunder will not, at the time of delivery to BAS, be adulterated or misbranded within the meaning of the Act or within the meaning of any jurisdiction in which the definitions of misbranding and adulterating are substantially the same as in the Act, nor, following FDA approval of Products and Improvements, will any Product or Improvement at the time of delivery to BAS be an article which may not, under the Act, be introduced into interstate commerce, and

                  (d) that SSC holds good and marketable title to all Products or Improvements and they shall comply with their intended use, and

                  (e) that all Products and Improvements shall, at the time of delivery to BAS, have an expiration date of not less than 24 months from the date of manufacture and shall have a remaining shelf-life of at least 12 months. 5.2. There are no other express or implied warranties, including any warranty of merchantability or fitness for a particular purpose. In the event of any breach of the warranties set forth in Section 5.1 hereof, SSC shall, at SSC's sole cost and expense, at BAS's option, repair or replace the Products or Improvements which are non-conforming or defective within thirty (30) days of the return of such item(s) to SSC or shall credit BAS's account for the purchase price paid for such item(s) by BAS upon the return thereof by BAS. All shipping costs incurred incident to any such breach shall be borne by SSC.

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         5.3. Labeling. Product labeling shall have primary and secondary bar coding in compliance with the Health Industry Bar Coding standards. No changes may be made to any Product labeling or packaging without the prior written consent of BAS.

VI.  TERM AND TERMINATION

         6.1. Term. (a) This Agreement shall remain in full force and effect through the completion of the second Contract Year (the "Initial Term"). Thereafter, this Agreement shall be automatically renewed for successive one-year terms unless terminated by BAS by providing written notice to SSC not less than one-hundred eighty (180) days prior the expiration of the initial term or any renewal term. In the event this Agreement is automatically renewed, the parties shall meet, no later than 90 days prior to the completion of the Initial Term or any renewal term, to discuss the Minimum Purchase Requirements for such renewal term.

         (b) Notwithstanding the foregoing, the Agreement may be terminated (i) by SSC, by providing written notice to BAS not less than thirty (30) days prior to the date of termination, upon the completion of any Contract Year if BAS has not met the Minimum Purchase Requirements (as set forth in Section 4.5) for the such Contract Year and BAS has not elected either option (i) or (ii) contained in Section 4.5, (ii) by BAS, with immediate effect upon delivery of notice to SSC, in the event (A) SSC fails to obtain 510(k) clearance for the Products prior to April 30, 2002 or (B) SSC is required by a competent governmental authority to conduct a recall of the Products during the first Contract Year, or
(C) prior to the date of the first Commercial Sale, BAS can not obtain a good faith opinion of outside counsel clearing the Products of infringement of any third party's intellectual property rights.

         6.2. Breach. Except as otherwise provided in this Agreement, in the event of a material breach or default by either of the parties hereto of any term or provision of this Agreement on their respective parts to be observed or performed, the party who is not in breach or default shall have the right to give the other party notice thereof, whereupon the party receiving such notice shall have thirty (30) days to cure or cause the cure of such breach or default, or if the same cannot reasonably be cured within such thirty (30) days, the party receiving such notice shall, within said period, commence or have caused the commencement of such cure and thereafter continue to diligently prosecute or cause the prosecution of cure of the same. If such breach or default is so cured, this Agreement shall remain in full force and effect. If such breach or default is not so cured, this Agreement shall immediately terminate upon notice of termination given to the party which failed to so cure such breach or default. A material breach or default of this Agreement shall include, without limitation, the following occurrences:

              (i) SSC delivers Product volumes, after the placement by BAS of a purchase order, in an amount less than 80% of the forecast volumes (as determined in accordance with Section 4.1) for three (3) consecutive months or three (3) times within any six (6) month period; or

              (ii)more than 20% of the Products delivered by SSC in two (2) consecutive months or in three (3) deliveries of Products in any six (6) month period, fail to conform to the Specifications.

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         6.3.Effect of Termination or Expiration. Expiration or prior termination of this Agreement, for any reason, will not release either party from any liability which at said time it has already incurred to the other party, nor affect in any way the survival of any rights, duties or obligations of either party which are expressly stated elsewhere in this Agreement to survive said expiration or prior termination. Nothing in the immediately preceding sentence will affect, be construed or operate as a waiver of the right of the party aggrieved by any breach of this Agreement to be compensated for any injury or damage resulting therefrom which is incurred before or after such expiration or termination.

         6.4. Disposition of Inventory. In the event of termination or expiration of this Agreement for any reason, SSC will have the option of purchasing BAS's stock of the Products or Improvements, if any, in whole or in part, by giving BAS notice that it is exercising such option within thirty (30) days of the termination or expiration of this Agreement at the price in effect, pursuant to Section 4.2 of this Agreement, on the date of such notice. In the event that SSC does not elect to purchase all of BAS's stock of the Products or Improvements, if any, BAS will be entitled to sell its stock of the Products or Improvements, if any, for a twelve-month period following the termination or expiration of this Agreement, or if such date is later, the date of delivery of any Products or Improvements to BAS.

VII.     REGULATORY MATTERS

         7.1. SSC agrees to fully comply in all respects with the Act. SSC agrees to provide BAS with copies of all papers, concurrence and office actions pertaining to regulatory communications.

         7.2. SSC represents and covenants that all Products and Improvements, if any, shall have all Regulatory Approvals in compliance with the Act necessary for SSC to manufacture and for BAS to market and sell the Products and Improvements. Same shall have been validly issued and shall be in full force and effect.

VIII.    INTELLECTUAL PROPERTY MATTERS

         8.1. Indemnity. In the event suit is filed against BAS or any Affiliate of BAS by a third party alleging that the manufacture, import, use, offer for sale or sale of any Product or Improvement, infringes or misappropriates the proprietary rights of such third party, BAS shall promptly notify SSC and shall include in its notice all facts in BAS's possession relating to the same. In said event, SSC hereby agrees to indemnify, save and hold BAS harmless from and against all reasonable costs, liabilities and expenses (including reasonable attorneys' fees) incident to any such suit.

IX.  MANUFACTURING SUB-CONTRACT

         9.1 Manufacturing Sub-Contract. Whenever a Manufacturing Sub-Contract Triggering Event (as such term is defined in Section 9.3) shall have occurred, SSC agrees, at BAS's option, that either:

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                  (i) SSC shall enter into a manufacturing sub-contract with a third party acceptable to BAS, under terms and conditions acceptable to BAS, granting such third party the right to manufacture the Products for supply to BAS in accordance with this Agreement, or

                  (ii)BAS shall have the right to exercise its rights under the sub-contract granted in Section 9.2. BAS shall provide to SSC written notice specifying the Manufacturing Sub-Contract Triggering Event which has occurred.

         9.2. Grant of Manufacturing Sub-Contract. Should a Manufacturing Sub-Contract Triggering Event (as such term is defined in Section 9.3) occur, BAS will make reasonable efforts to resolve the manufacturing deficiencies with SSC. If after reasonable efforts the manufacturing deficiencies continue, SSC will grant to BAS, or a third party acceptable to BAS, a non-exclusive manufacturing sub-contract ("Sub-Contract") for the manufacture of the Products in accordance with SSC's obligations under this Agreement. The Sub-Contract shall expire upon the expiration of this Agreement and shall be subject to the terms and conditions of this Agreement.

         9.3. Manufacturing Sub-Contract Triggering Event. The following shall individually and collectively constitute a "Manufacturing Sub-Contract Triggering Event" for purposes of this Agreement:

                  (i) SSC discontinues the manufacture of the Products;

                  (ii) SSC voluntarily liquidates its assets or dissolves its business;

                  (iii) SSC delivers Product volumes, after the placement by BAS of a purchase order, in an amount less than 80% of the forecast volumes (as determined in accordance with Section 4.1) for three (3) consecutive months or three (3) times within any six (6) month period; or

                  (iv)more than 20% of the Products delivered in two (2) consecutive months or in three (3) Products deliveries in any six (6) month period fail to conform to the Specifications.

X. INDEMNIFICATION/INSURANCE.

         10.1. Cross-Indemnity. SSC and BAS hereby agree to indemnify, save and hold each other harmless from and against all suits, actions, claims, demands, judgments, liabilities and expenses (including court costs and reasonable attorneys fees) which arise or result from their respective misrepresentations of any representation contained herein, or default in the observance or performance of any term or provision hereof.

         10.2. Product Liability. SSC and its Affiliates (collectively referred to as "SSC" for the purpose of this Section 10.2) hereby agree to indemnify, save and hold BAS and its Affiliates harmless from and against all suits, actions, claims, demands, judgments, liabilities and expenses which arise or result from alleged injury (including death) incident to the use of any of the Products or Improvements and not based solely on the combination of such Products or Improvements with other products manufactured or sold by BAS. As a condition precedent to SSC's obligations under this Section 10.2, the party charged in such suit shall promptly notify SSC and shall not settle same without SSC's prior written approval. It is expressly agreed that SSC shall have the duty to defend any action referred to in this Section 10.2 utilizing counsel reasonably acceptable to the party charged and shall have the right, at its own expense, to participate in any such action utilizing counsel selected by it.

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         10.3. Insurance. SSC hereby covenants to obtain and maintain, during the term of this Agreement, a comprehensive general liability insurance policy, with products liability endorsement, for the Products or Improvements which policy shall be a minimum amount of two million dollars (US $2,000,000) per occurrence. Said policy shall either name BAS and its Affiliates as additional insureds or shall provide coverage via a broad form vendor's endorsement. Additionally, said policy shall provide for not less than thirty (30) days prior written notice to BAS in the event of any change in coverage or policy cancellation. SSC hereby covenants to deliver to BAS a certificate evidencing such coverage within ten (10) days of the Effective Date.

XI.  DEVELOPMENT

         11.1. Improvements/Changes. SSC agrees to notify BAS promptly of the existence of any Improvement, and further agrees to include in such notice sufficient technical details to allow BAS to make a reasoned business judgment concerning the Improvement. Distribution rights to any Improvements shall automatically accrue to BAS, upon development thereof. If BAS is desirous of exercising its rights to distribute such Improvements, it shall so notify SSC within forty-five (45) days of receipt of notice from SSC. In such event, the parties shall promptly commence negotiations regarding the terms and conditions under which BAS will distribute such Improvement; it being understood and agreed that such terms and conditions shall be consistent, where appropriate, with the terms and conditions contained herein relating to the distribution of the Products. In addition, if SSC finds it necessary or desirable to change the Specifications and BAS gives its written consent to such change, SSC may do so at its own cost or savings, provided SSC gives BAS at least sixty (60) days' notice of such intent to change the Specifications and provided such change is authorized pursuant to the provisions of the Act. SSC retains the right to adjust pricing in accordance with mutually agreed upon improvements, which increase manufacturing cost of the Product as reasonably determined by BAS and SSC.

         11.2 Regulatory Filings. In the event BAS desires to market an Improvement, the parties hereby agree that SSC, as promptly as possible following such a decision, shall prepare and file with FDA, in SSC's name and at its expense, all notices and applications required in order to lawfully sell such Improvement in the Territory.

XII. MISCELLANEOUS

         12.1. Confidential Information. Each party shall hold in confidence any Confidential Information disclosed by the other or otherwise obtained by such party as a result of activities contemplated by this Agreement, and each party shall protect the confidentiality thereof with the same degree of care that it exercises with respect to its own information of a like nature, but in no event less than reasonable care. Access to Confidential Information must be restricted to the receiving party's employees, who, in each case, need to have access to carry out a permitted use and are bound in writing to maintain the confidentiality of such Confidential Information. The Confidential Information and all copies of part or all thereof, shall be and remain the exclusive property of the disclosing party, and the receiving party shall acquire only such rights as are expressly set forth under the terms and conditions of this Agreement and only for so long as such rights are in effect.

         12.2. Survival. The following Articles or Sections shall continue in effect notwithstanding any termination of this Agreement: Article II, Article V,
Section 6.3, Section 6.4, Article VII, Section 8.1, Article X, Section 12.1,
Section 12.5, Section 12.7 and Article XIII, and no termination of this Agreement shall relieve any party of liability for a breach or violation of this Agreement occurring before such termination.

          12.3. No Agency. This Agreement shall not constitute BAS the agent or legal representative of SSC for any purpose whatsoever and BAS shall not hold itself out as an agent of SSC. This Agreement creates no relationship of joint venturers, partners, associates, employment or principal and agent between the parties, and both parties are acting as independent contractors. BAS is not granted herein any right or authority to and shall not attempt to assume or create any obligation or responsibility for or on behalf of SSC. BAS shall not have any authority to bind SSC to any contract, whether of employment or otherwise, and BAS shall bear all of its own expenses for its operations, including, without limitation, the compensation of its employees and salespeople and the maintenance of its offices, service and warehouse facilities. BAS shall be solely responsible for its own employees and salespeople and for their acts and the things done by them.

         12.4. Amendments. This Agreement may be amended, modified or supplemented only by a written instrument executed by the parties hereto.

         12.5. Waivers. No waiver of any provision of this Agreement, or consent to any departure from the terms hereof, shall be effective unless the same shall be in writing and signed by the party waiving or consenting thereto. No failure on the part of any party to exercise and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy by such party preclude any other or further exercise thereof or the exercise of any other right or remedy. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate as a waiver of any subsequent breach. All rights and remedies hereunder are cumulative and are in addition to and not exclusive of any other rights and remedies provided by law.

         12.6. Performance. Each party hereto acknowledges that money damages alone will not adequately compensate such party for breach of such party's obligations under Section 12.1 and, therefore, agrees that in the event of the breach or threatened breach of any such obligation, in addition to all other remedies available to the other party, at law, in equity or otherwise, such other party shall be entitled to injunctive relief compelling specific performance of, or other compliance with, the terms of such Section.

         12.7. Notices. Any notice or communication given pursuant to this Agreement by any party to any other party shall be in writing and shall be sufficiently given if personally delivered, sent by facsimile or other means of confirmed electronic transmission or sent by a recognized next-day courier service or by mail, postage prepaid to the parties at the following addresses or to such other address as either party may hereafter designate to the others by like notice:

                  (a)  if to SSC, to:

                           Specialized Health Products International, Inc. 585 West 500 South
                           Bountiful, Utah 84010
                           Attention: General Counsel
                           Facsimile Number: (801) 298-1759

                  (b)  if to BAS, to:

                           Bard Access Systems, Inc.
                           5425 West Amelia Earhart Drive,
                           Salt Lake City, Utah 84116
                           Attention:  President
                           Facsimile Number: [(801) 595-4907]


                           with a copy to:

                           C. R. Bard, Inc.
                           730 Central Avenue
                           Murray Hill, New Jersey 07974
                           (908) 277-8000
                           Facsimile Number:  (908) 277-8025
                           Attention:  Vice President and General Counsel

         12.8. Expenses. Each party hereto shall pay its own expenses in connection with the transactions contemplated hereby, whether or not they are completed.

         12.9. Publicity. All notices to third parties and all other publicity relating to the transactions contemplated by this Agreement shall be jointly planned, coordinated and agreed to by the parties except to the extent disclosures are required by law.

         12.10. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all negotiations, representations, warranties, commitments, offers, contracts and writings prior to the date hereof.

         12.11. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with, the substantive laws of the state of Utah, without giving effect to its conflicts of law rules.

         12.12. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. In the event that any provision of this Agreement shall be determined to be unenforceable by reason of its extension for too great a period of time or over too large a geographic area or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable.

         12.13. Exhibits. All Exhibits mentioned in this Agreement shall be attached to this Agreement and shall form an integral part hereof. All capitalized terms defined in this Agreement which are used in any Exhibit shall, unless the context otherwise requires, have the same meaning therein as given herein.

         12.14. Counterparts. This Agreement may be executed in two (2) or more counterparts, including facsimile counterparts, all of which shall be considered one and the same agreement and shall become effective when two (2) or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         12.15. Assignments; Successors and Assigns. Neither party shall transfer or assign (by operation of law or otherwise) its rights or obligations under this Agreement without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their permitted successors and assigns.

         12.16. Force Majeure. Either party shall be excused from delay in performing or from its failure to perform hereunder to the extent that such delay or failure results from any cause or causes beyond such party's reasonable control, including: delay by any supplier in providing materials, parts or services; delay by any carrier; fire; flood; acts of God; labor dispute; riot; compliance with any applicable governmental act, regulation or request; and shortage of labor, materials or manufacturing facilities.

         12.17. Captions. The Article and Section headings contained in this Agreement have been inserted for convenience of reference only and are not and shall not be deemed or construed as constituting a part of this Agreement.

XIII.    ARBITRATION

         13.1. In the event of a dispute of whatever nature arising between the parties, including but not limited to, those arising out of or relating to this Agreement or the construction, interpretation, performance, breach, termination, enforceability or validity of this Agreement, the parties shall exercise good faith efforts to resolve such dispute within a reasonable period of time. Should the parties fail to reach agreement after thirty (30) days of good faith negotiations, the parties agree to submit said dispute to binding arbitration. Said arbitration shall take place in Salt Lake City, Utah, in accordance with the rules of the American Arbitration Association. The arbitration panel shall consist of one arbitrator selected by the American Arbitration Association

         13.2. The arbitration proceedings conducted pursuant hereto shall be confidential. Neither party shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by the other party in the arbitration proceedings or about the existence, contents or results of the arbitration award without the prior written consent of such other party except in the course of judicial, regulatory or arbitration proceeding or as may be required by a governmental authority. Before making any disclosure permitted by the preceding sentence, the party intending to make such disclosure shall give the other party reasonable written notice of the intended disclosure and afford the other party reasonable opportunity to protect its interests.

         13.3. The arbitrators shall set forth in writing their findings of fact and conclusions of law and shall render their award based thereon. Said award shall be a final and binding judgement enforceable by a court of competent jurisdiction.

         13.4. The party for whom the outcome of the arbitrators' decision is less favorable (as determined by the arbitrators) shall be responsible for reimbursing the other party for all fees and expenses of such party that are directly related to the arbitration proceeding (including reasonable attorneys' fees).

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                           SAFETY SYRINGE CORPORATION

                           By:  /s/ David A. Robinson
                              --------------------------------
                           Name:    David A. Robinson
                           Title:   President


                           BARD ACCESS SYSTEMS, INC.

                           By:    /s/ Charles P. Slacik
                               --------------------------------
                           Name:    Charles P. Slacik
                           Title:   Vice President

                                                         EXHIBIT A

--------------------- ------------------ -------------------- ------------------- ----------------- ------------------------
COUNTRY               SERIAL NO.         FILING DATE          PATENT NO.          ISSUE DATE        SHP DOCKET
--------------------- ------------------ -------------------- ------------------- ----------------- ------------------------
United States         08/927,053         09/10/1997           5,823,997           10/28/1998        SHP002.CP9
--------------------- ------------------ -------------------- ------------------- ----------------- ------------------------
EPO                   **                                                                            SHP002.CP9a.1
--------------------- ------------------ -------------------- ------------------- ----------------- ------------------------
Japan                 **                                                                            SHP002.CP9a.2
--------------------- ------------------ -------------------- ------------------- ----------------- ------------------------
Brazil                **                                                                            SHP002.CP9a.3
--------------------- ------------------ -------------------- ------------------- ----------------- ------------------------
Canada                **                                                                            SHP002.CP9a.4
--------------------- ------------------ -------------------- ------------------- ----------------- ------------------------
Australia             **                                                                            SHP002.CP9a.5
--------------------- ------------------ -------------------- ------------------- ----------------- ------------------------
Mexico                **                                                                            SHP002.CP9a.6
--------------------- ------------------ -------------------- ------------------- ----------------- ------------------------
China                 **                                                                            SHP002.CP9a.7
--------------------- ------------------ -------------------- ------------------- ----------------- ------------------------
New Zealand           **                                                                            SHP002.CP9a.8
--------------------- ------------------ -------------------- ------------------- ----------------- ------------------------
Singapore             **                                                                            SHP002.CP9a.9
--------------------- ------------------ -------------------- ------------------- ----------------- ------------------------
Taiwan                **                                                                            SHP002.CP9a.10
--------------------- ------------------ -------------------- ------------------- ----------------- ------------------------
India                 **                                                                            SHP002.CP9a.11
--------------------- ------------------ -------------------- ------------------- ----------------- ------------------------
Norway                **                                                                            SHP002.CP9a.12
--------------------- ------------------ -------------------- ------------------- ----------------- ------------------------
Czech Rep.            **                                                                            SHP002.CP9a.13
--------------------- ------------------ -------------------- ------------------- ----------------- ------------------------
S. Korea              **                                                                            SHP002.CP9a.14
--------------------- ------------------ -------------------- ------------------- ----------------- ------------------------
Israel                **                                                                            SHP002.CP9a.15
--------------------- ------------------ -------------------- ------------------- ----------------- ------------------------
United States         09/118,624         07/17/1998           5,980,488           11/09/1999        SHP002.C9C
--------------------- ------------------ -------------------- ------------------- ----------------- ------------------------

---------------
The "**" marks the location of information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

                                    EXHIBIT B

Minimum Purchase Requirements
-------------------------- ----------------------------
Year                                  Units
-------------------------- ----------------------------
1st Contract Year                      **
-------------------------- ----------------------------
2nd Contract Year                      **
-------------------------- ----------------------------



Pricing Matrix
----------------------------------------- -----------------------------
Purchase Volumes                          Price Each ($)
----------------------------------------- -----------------------------
0 - 90,000                                **
----------------------------------------- -----------------------------
90,001 - 150,000                          **
----------------------------------------- -----------------------------
150,001 - 500,000                         **
----------------------------------------- -----------------------------
500,001 +                                 **
----------------------------------------- -----------------------------

---------------
The "**" marks the location of information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.